Via Facsimile and U.S. Mail
Mail Stop 6010


July 21, 2005


Mr. Benjamin F. McGraw III
President and Chief Executive Officer
Valentis, Inc.
863 A Mitten Rd.
Burlingame, CA 94010

      Re:	Valentis, Inc.
		Form 10-K/A for the fiscal year ended June 30, 2004
	Filed November 15, 2004
	File No. 000-22987

Dear Mr. McGraw,

      We have completed our review of your Form 10-K/A and related filings and have no further comments at this time.

						Sincerely,



								Joel Parker
								Accounting Branch Chief